Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Information

On August 31, 2018, AppFolio Utility Management, Inc., a wholly-owned subsidiary of AppFolio, Inc. (collectively, "AppFolio" or the "Company"), entered into an Asset Purchase Agreement with WegoWise, Inc. ("WegoWise" or "Seller"), pursuant to which the Company completed the purchase of substantially all of the assets of the Seller. The Seller is in the business of providing software solutions to building owners and third-party property managers to help understand, track and improve building utility efficiency. The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and WegoWise after giving effect to the Company’s acquisition of WegoWise as if it had occurred on January 1, 2017 and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. A pro forma balance sheet as of September 30, 2018 is not required as the Company’s balance sheet as of September 30, 2018 included in the Form 10-Q for the quarter ending September 30, 2018 reflects the impact of the acquisition.

The historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial data to give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statements of operations. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•
separate audited historical financial statements of AppFolio as of and for the year ended December 31, 2017, and the related notes, included in AppFolio's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 26, 2018.

•
separate unaudited historical financial statements of AppFolio as of and for the three and nine months ended September 30, 2018, and the related notes, included in AppFolio's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, filed with the Securities and Exchange Commission on October 29, 2018.

•	separate audited historical financial statements of WegoWise as of and for the year ended December 31, 2017, and the related notes, included in Exhibit 99.1.

•	separate unaudited historical financial statements of WegoWise as of and for the six months ended June 30, 2018 and the related notes included in Exhibit 99.2.

The unaudited pro forma condensed combined statements of operations have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

Pursuant to the acquisition method of accounting, the purchase price, calculated as described in Note 2 to the unaudited pro forma condensed combined statements of operations, has been allocated to assets acquired and liabilities assumed based on their respective fair values. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data does not reflect any revenue enhancements or operating synergies that the combined company may achieve as a result of the acquisition or the costs to integrate the operations of AppFolio and WegoWise or the costs necessary to achieve these revenue enhancements and operating synergies. There were no significant intercompany transactions between AppFolio and WegoWise as of the dates and for the periods of these unaudited pro forma condensed combined statements of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2017
(in thousands, except per share data)

	Historical AppFolio	Historical WegoWise	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue	$143,803	$3,056	$—		$146,859
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	55,283	615	—		55,898
Sales and marketing	28,709	1,898	—		30,607
Research and product development	16,578	1,457	—		18,035
General and administrative	21,199	2,459	(31)	(A)	23,627
Depreciation and amortization	12,699	—	816	(A) (B)	13,515
Total costs and operating expenses	134,468	6,429	785		141,682
Income (loss) from operations	9,335	(3,373)	(785)		5,177
Other expense, net	(96)	—	—		(96)
Interest income (expense), net	535	(292)	295	(C)	538
Income (loss) before provision for income taxes	9,774	(3,665)	(490)		5,619
Provision for income taxes	58	—	148	(D)	206
Net income (loss)	$9,716	$(3,665)	$(638)		$5,413

Net income per common share:
Basic	$0.29	$—			$0.16
Diluted	$0.28	$—			$0.15
Weighted average common shares outstanding:
Basic	33,849	—			33,849
Diluted	35,151	—			35,151

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2018
(in thousands, except per share data)

	Historical AppFolio For the Nine Months Ended September 30, 2018	Historical WegoWise For the Eight Months Ended August 31, 2018	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Combined
Revenue	$139,706	$2,452	$—		$142,158
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	53,624	541	—		54,165
Sales and marketing	23,711	957	—		24,668
Research and product development	17,523	1,101	—		18,624
General and administrative	17,105	1,455	(348)	(A) (E)	18,212
Depreciation and amortization	10,784	—	448	(A) (B)	11,232
Total costs and operating expenses	122,747	4,054	100		126,901
Income (loss) from operations	16,959	(1,602)	(100)		15,257
Other expense, net	(20)	—	—		(20)
Interest income (expense), net	631	(229)	229	(C)	631
Income (loss) before provision for income taxes	17,570	(1,831)	129		15,868
Provision for income taxes	252	—	79	(D)	331
Net income (loss)	$17,318	$(1,831)	$50		$15,537

Net income per common share:
Basic	$0.51	—			$0.45
Diluted	$0.49	—			$0.44
Weighted average common shares outstanding:
Basic	34,154	—			34,154
Diluted	35,524	—			35,524

1.	Basis of Presentation
The unaudited pro forma condensed combined statements of income are based on AppFolio's and WegoWise's historical statements of operations as adjusted to give effect to the acquisition of WegoWise. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the WegoWise acquisition as if it had occurred on January 1, 2017.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed and the related income tax impacts as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

The fair values assigned to WegoWise’s tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The preliminary estimated fair values of assets acquired and liabilities assumed and identifiable intangible assets may be subject to change as additional information is received. Thus the provisional measurements of fair value are subject to change. The Company expects to finalize the valuation as soon as practicable, but no later than one year from the acquisition date.

The unaudited pro forma financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on January 1, 2017. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma combined financial information does not reflect any operating efficiencies or cost savings that the Company may achieve.

2.	Allocation of Purchase Price to Assets Acquired and Liabilities Assumed
On August 31, 2018, the Company completed the acquisition of substantially all of the assets of WegoWise ("WegoWise"), a provider of cloud-based utility analytics software solutions serving the real estate market. The WegoWise platform empowers building owners and third-party property managers to better manage operating and capital expenditures relating to utilities, and we expect that the acquisition will provide enhanced functionality to our real estate customers over time.

The consideration paid in cash for the assets was $14.4 million, of which $2.0 million will be held in escrow for twelve months to satisfy WegoWise’s indemnity obligations. In addition, if, during the period beginning immediately after the closing of the transaction (the "Closing") and ending on the six month anniversary of the Closing, we enter into contracts with certain third parties (each, a "Milestone Contract"), the Company will be obligated to pay to WegoWise the aggregate amount of the recurring revenues billed and collected from the Milestone Contract that results in the highest amount of recurring revenues billed during the twelve month period ("Determination Period") following the date recurring revenue is first billed for such Milestone Contract, but in no event will the Determination Period extend beyond the date which is the 15th month anniversary of the execution of the Milestone Contract (and we will not be obligated to pay WegoWise for any recurring revenues resulting from any other Milestone Contracts). The Company has determined that the fair value of the contingent consideration is de minimis based on facts and circumstances that existed on the Closing. The significant inputs used in the fair value measurement of contingent consideration were the probability of entering into the Milestone Contracts during the Determination Period and the potential payment amounts for each Milestone Contract. The contingent consideration may change over time as the Company continues to evaluate the likelihood of payment. Changes in the fair value of the contingent consideration would be recognized as an expense within the Condensed Consolidated Statements of Operations.

The transaction was accounted for using the acquisition method, and as a result, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. The preliminary fair values were based on management’s analysis as well as work performed by third‑party valuation specialists. The Company is in the process of finalizing the valuation of the assets. The following table summarizes the purchase price allocation (in thousands) as well as the estimated useful lives of the acquired intangible assets over which they are amortized on a straight-line basis, as this approximates the pattern in which economic benefits are consumed:

	Amount	Estimated Useful Life (in years)
Net assets	$270
Identified intangible assets:
Customer relationships	1,170	5.0
Technology and database	3,620	10.0
Trademark and trade name	370	10.0
Non-compete agreement	60	5.0
Backlog	140	1.0
Total intangible assets subject to amortization	5,360	8.6
Goodwill	8,811	Indefinite
Purchase consideration, paid in cash	$14,441

Goodwill is mainly attributable to synergies expected from the acquisition and assembled workforce and is deductible for U.S. federal income tax purposes.

The Company incurred a total of $210,000 in transaction costs related to the acquisition and expensed all transaction costs incurred during the period in which such service was received.

3.	Pro Forma Adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

A. Depreciation of $31,000 as of December 31, 2017 and $18,000 as of August 31, 2018 were reclassified from general and administrative to depreciation and amortization expense in accordance with the Company’s financial statement presentation.

B. Reflects the amortization expense related to the intangible assets acquired, which are generally amortized on a straight-line basis, which approximates the pattern in which the economic benefits are consumed, over their estimated useful lives
(in thousands):

	Year Ended December 31, 2017 Amortization Expense	Eight months ended August 31, 2018 Amortization Expense
Customer relationships	$234	$156
Technology and database	362	241
Trademark and trade name	37	25
Non-compete agreement	12	8
Backlog	140	—
Pro forma adjustments	$785	$430

C. Eliminates historical interest expense on WegoWise debt which was paid off as part of the transaction.

D. To record estimated tax expense related to tax deductible goodwill and state taxes in jurisdictions that impose minimum or franchise taxes for the period from January 1, 2017 through August 31, 2018. Due to the Company’s history of net operating losses in the jurisdictions in which it operates, the pro forma tax expense adjustment is comprised primarily of deferred tax expense related to tax deductible goodwill. Aside from the deferred tax impact of tax deductible goodwill and state taxes, the Company’s blended rate is zero.

E. To eliminate acquisition related transaction costs of $210,000 and $120,000 that were incurred by the Company and WegoWise, respectively, in the nine months ended September 30, 2018.

4. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations are based upon the weighted average number of the Company’s common shares outstanding. Our acquisition of WegoWise had no effect to our basic or diluted weighted average common shares outstanding calculations for the unaudited pro forma condensed combined statements of operations periods presented.